UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Madison Equity Premium Income Fund
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IMPORTANT SHAREHOLDER NOTICE

MCN Shareholder Meeting Adjourned to August 26, 2026

Your participation is needed. A properly submitted vote of FOR, AGAINST, or ABSTAIN will help the Fund reach quorum and avoid another adjournment.

August 18, 2026

Dear Valued Shareholder,

We are sending this priority package because our records indicate that one or more of your accounts holding shares of XAI Madison Equity Premium Income Fund (NYSE: MCN) have not yet been voted.

The Fund's Special Meeting of Shareholders was originally scheduled for July 30, 2026 and has been adjourned to August 26, 2026 because there was not sufficient shareholder participation to establish quorum. Additional participation is still needed before the meeting can proceed.

At the meeting, shareholders are being asked to approve a new investment sub-advisory agreement among the Fund, XA Investments LLC ("XAI"), and PineBridge Investments LLC ("PineBridge").

What the proposal would do:

•	XAI would continue as the Fund’s investment adviser, and Madison would continue as a sub-adviser managing the covered call equity strategy.

•	PineBridge would be added as an additional sub-adviser to manage a portion of the portfolio in preferred equity securities. PineBridge manages approximately $2.8 billion in preferred securities assets.

•	The Board believes the combined strategies may provide more consistent income, greater diversification, reduced correlation to public equities, and potential tax efficiency from certain QDI-eligible preferred securities.

•	The Fund’s investment objective and the advisory fee paid to XAI would not change.

The full proxy statement is available for your review here: www.OkapiVote.com/MCN

PLEASE VOTE TODAY

Use the enclosed voting form and follow the instructions to vote by internet, telephone, or mail.

Need assistance? Call Okapi Partners, the Fund's proxy solicitor, toll-free at (855) 305-0855, Monday through Friday, 9:00 a.m. to 8:00 p.m. (ET), or by email at XAI@OkapiPartners.com.

Thank you for your prompt attention to this important matter and for your continued support of MCN.